Exhibit (d)(3) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

Amendment #1

to the

Investment Advisory Contract

Federated High Yield Trust

This Amendment #1 to the Investment Advisory Contract between Federated Investment Management Company and Federated High Yield Trust was approved at a board meeting on May 15, 2014.

Delete Paragraph #4 and replace with the following:

For all services rendered by the Adviser hereunder, the Fund shall pay to the Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual gross investment advisory fee equal to 0.60 of 1% of the average daily net assets of the Fund. Such fee shall be accrued and paid at the rate of 1/365th of 0.60^ of the daily net assets of the Fund.

The advisory fee so accrued shall be paid to the Adviser daily.

Witness the due execution hereof this 1st day of June, 2014.

Federated INVESTMENT Management Company

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President/CEO

Federated HIGH YIELD Trust

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President